UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2017

Sevion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31326	84-1368850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10210 Campus Point Drive, Suite 150 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 909-0749

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 31, 2017, Sevion Therapeutics, Inc., a Delaware corporation (the “Company”), Sevion Sub Ltd., an Israeli company (“Acquisition Sub”), which is a wholly-owned subsidiary of the Company, and Eloxx Pharmaceuticals Ltd., an Israeli company ( “Eloxx”), entered into an Agreement (the “Agreement”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Agreement, Acquisition Sub will merge with and into Eloxx, with Eloxx becoming the surviving corporation and a wholly-owned subsidiary of the Company (the “Transaction”).

Subject to the terms and conditions of the Agreement, at the closing of the Transaction (the “Effective Time”), all of the ordinary and preferred shares of Eloxx’s stock issued and outstanding as of the Effective Time will be converted, on a pro rata basis, into the right to receive such number of shares of Company common stock, which shall constitute, in the aggregate, 71.60% of the issued and outstanding share capital of the Company as of the Effective Time, calculated on a Fully Diluted As Converted Basis (as defined in the Agreement), but excluding any then outstanding warrants and options to acquire shares of the Company’s common stock and any of the warrants and options to acquire ordinary shares of Eloxx that are assumed by the Company in connection with the Transaction (as described below), respectively, which amount is subject to adjustment prior to the Effective Time upon the occurrence of specified events, including to account for (i) any additional shares of the Company’s capital stock that may be issued prior to the Effective Time and (ii) the payment of expenses by the Company above certain thresholds (as described in the Agreement) as of the Effective Time. In connection with the Transaction, the Company will also, at the Effective Time, and subject to the terms of the Agreement, assume each of the (i) outstanding stock options of Eloxx and (ii) outstanding warrants of Eloxx, each of which will be converted into a stock option or warrant, as applicable, to acquire such number of shares of Company common stock equal to the number of Eloxx ordinary shares issuable upon exercise of the award multiplied by the Exchange Ratio (as defined in the Agreement), and the Company will also assume Eloxx’s 2013 Share Ownership and Stock Option Plan to the extent it pertains to the Eloxx stock options that are assumed.

Consummation of the Transaction is subject to certain closing conditions, including, among other things: (i) approval of the Transaction by the stockholders of Eloxx (simultaneously with the execution of the Agreement, the Company received a Voting Agreement executed by the holders of at least sixty percent (60%) of Eloxx’s capital stock agreeing to vote in favor of the Transaction); (ii) the successful consummation of equity financings resulting in cash investments in each of the Company and Eloxx of no less than $12,000,000, each pursuant to the terms of subscription agreements to be entered into in connection with the Agreement; (iii) the entering into of a lockup agreement and registration rights agreement by and among the Company, certain shareholders of the Company and certain holders of Registrable Securities (as defined in the Agreement); (iv) the use by the Company of reasonable best efforts to up-list the Company’s common stock to the Nasdaq Capital Market; (v) delivery to Eloxx of executed resignation letters by each of the directors and officers of the Company, with an effective date to be as agreed upon by the Company and Eloxx; (vi) the adoption by the Company of an amendment to its certificate of incorporation to affect a change in the name of the Company to Eloxx Pharmaceuticals Inc.; and (vii) conversion of all shares of preferred stock of the Company into shares of common stock of the Company. Additionally, at the Effective Time, the Company will have an amount of available cash of no less than $10,500,000.

The Agreement contains specified termination rights for both the Company and Eloxx, and further provides for termination if the Transaction is not consummated by December 31, 2017.

At the Effective Time, the board of directors of the Company is expected to consist of eight members, seven of which will be designated by certain shareholders of Eloxx and one of which will be designated by Dr. Phillip Frost, one of the Company’s current board members.

Item 8.01.	Other Events.

On June 2, 2017, the Company issued a joint press release with Eloxx relating to the Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Reference is made to the Exhibit Index included with this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sevion Therapeutics, Inc.

Dated: June 6, 2017

	By:	/s/ David Rector
David Rector
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement, dated as of May 31, 2017, by and among Sevion Therapeutics, Inc., Sevion Sub, Ltd. and Eloxx Pharmaceuticals Ltd.

99.1	Press release, dated June 2, 2017.

*	The schedules and exhibits to the Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.